Exhibit 4.1

SCHEDULE: THE RULES OF THE PRUDENTIAL PLC 2016 RECRUITMENT PLAN

1.                                      INTERPRETATION AND CONSTRUCTION

1.1                               Definitions

In this Plan, the following expressions have the meanings shown next to them:

CA 2006 - Companies Act 2006;

Cause - any reason which justifies the Executive’s summary dismissal;

Committee - the remuneration committee of the board of directors of the Company;

Company - Prudential plc registered in England with No. 1397169;

Control - the same meaning as in section 995 (Meaning of “control”) of the Income Tax Act 2007;

Dealing Day - a day on which the UK Stock Exchange is open for business;

Executive – Anne Richards or, after her death, her personal representatives;

Exercise Period - in relation to each instalment of the Option, the period specified in the Option Agreement;

Financial Year - a financial year of the Company within the meaning of section 390 (A company’s financial year) of the CA 2006;

Grant Date - the date on which the Option is granted;

Group:

(i)                                     for the purposes of Rule 7 (Leaving employment), the Company and its Subsidiaries together with any other company of which not less than 20% of its equity share capital (within the meaning of section 548 (Equity share capital) of the CA 2006) is beneficially owned (directly or indirectly) by the Company and its Subsidiaries and which the Committee has resolved for the time being should be treated for the purposes of that Rule as a member of the Group; and

(ii)                                  for all other purposes, the Company and its Subsidiaries,

and the expression member of the Group will be construed accordingly;

Holding Company - the same meaning as in section 1159 (Meaning of “subsidiary” etc) of the CA 2006;

Option Agreement - the agreement between the Company and the Executive to which these Rules are scheduled;

Option - the right to receive Shares contained in the Option Agreement and these Rules;

Option Shares - the Shares over which the Option is granted;

Permitted Reason - in relation to the Executive:

(i)                                     her retirement;

(ii)                                  her ill-health, injury or disability;

(iii)                               her redundancy within the meaning of the Employment Rights Act 1996;

(iv)                              the company by which she is employed ceasing to be a member of the Group; or

(v)                                 the business, or part of the business, in which she works being transferred to a transferee which is not a member of the Group.

Plan - the Prudential plc 2016 Recruitment Plan;

Release Date - in relation to each instalment of the Option means the first day of the relevant Exercise Period;

Rules - the rules of the Plan (as amended from time to time);

Service Factor - the fraction of which:

(i)                                     the numerator is the number of complete days in the relevant period (see below) prior to the date of cessation of employment (where Rule 7 applies) or the relevant date (in any case where Rule 8 (Change of Control and liquidation) applies (with relevant date having the meaning given to it in that Rule)); and

(ii)                                  the denominator is the total number of complete days in the relevant period;

and for these purposes the relevant period is the period which starts with the Grant Date and ends with the Release Date applicable to the relevant instalment of the Option but ignoring any provision in the Rules which deems the Release Date to have occurred earlier than it would otherwise have done but for that provision;

Share - a fully- paid ordinary share in the capital of the Company;

Subsidiary - the same meaning as in section 1159 (Meaning of “subsidiary” etc) of the CA 2006;

UK Listing Authority - the Financial Conduct Authority acting in its capacity as the competent authority for the purposes of Part 6 (Official List) of the Financial Services and Markets Act 2000 or such other person as is from time to time appointed to be the competent authority for the purposes of that Act;

UK Stock Exchange - London Stock Exchange plc or any recognised investment exchange for the purposes of the Financial Services and Markets Act 2000 which may take over the function of the London Stock Exchange plc;

Unvested Option - the Option, or (as the case may be) any instalment of the Option, which is not Vested (and Unvested shall be construed accordingly);

Vested Option - any instalment of the Option in respect of which the Release Date has occurred and Vested shall be construed accordingly; and

Vested Shares - the Option Shares subject to a Vested Option.

1.2                               Meaning of ceasing to be employed within the Group

(A)                               For the purposes of Rule 7 (Leaving employment) but subject to (B), the Executive is to be treated as ceasing to be employed within the Group when she is no longer employed by any company which is a member of the Group. For the avoidance of doubt, the Executive will cease to be employed by a member of the Group if the company by which she is employed ceases to be a member of the Group.

(B)                               If the Executive is away from work:

(i)                                     in circumstances where she has a contractual or statutory right to return to work at the end of the period of leave; or

(ii)                                  because of a period of leave approved by the Committee for this purpose,

the Executive will be treated for the purposes of Rule 7 (Leaving employment) as continuing to be employed within the Group (whether or not she is) unless and until the Committee is satisfied that there is no longer any reasonable expectation that the Executive will return to work and not to have ceased to be so employed if she returns to work at the end of that period of leave.

1.3                               Construction of Rules

(A)                               Any reference in the Rules:

(i)                                     to the singular includes the plural and vice versa; and

(ii)                                  to an enactment includes that enactment as for the time being amended or reenacted.

(B)                               Any reference in a Rule to a number or letter in parenthesis (for example, (B)) is a reference to the paragraph in that Rule with that number or letter.

(C)                               The headings to the Rules are for reference purposes only and are not to be used in construing the meaning of the Rules.

1.4                               Administration

The Company will administer the Option.

1.5                               Disputes

The Committee’s decision on the construction of the Option Agreement and the Rules and on any disputes arising under the Plan is final and binding on all persons.

2.                                      ELIGIBILITY

These Rules shall only apply in respect of the Option granted to the Executive under the Option Agreement.

3.                                      VESTING

3.1                               Vesting of Options

The Option will vest in instalments. Each instalment will vest on the first day of the Exercise Period set out in the Option Agreement, which shall be the Release Date for that instalment.

3.2                               Adjustment for dividends

(A)                               When an Option vests, then the number of Option Shares which become Vested Shares (if any) will be increased in accordance with (C) to reflect the dividends (and associated tax credits) paid by the Company during the relevant period.

(B)                               The relevant period is the period starting on the Grant Date and ending on the date on which the Vested Shares are transferred to the Executive (or to someone chosen by her).

(C)                               Where (A) applies, the number of Option Shares that become Vested Shares will be increased, as the Committee may decide, either:

(i)                                     by assuming that the dividends that would have been paid on those Shares that become Vested Shares (had the Executive been the owner of them) would (together with the associated tax credits) have been reinvested in accordance with the Company’s dividend reinvestment programme (if any) and otherwise on each dividend payment date; or

(ii)                                  by such number of Shares as have a market value equal to the amount of the relevant dividends (and associated tax credits referred to in (A) above) and for this purpose the market value of a Share will be the average of the closing middle-market quotations of a Share, as derived from the Daily Official List of the UK Stock Exchange, for the five Dealing Days immediately before the date on which the Shares are to be transferred to the Executive (or to someone chosen by her); or

(iii)                               by applying the amount referred to in (C)(ii) in purchasing Shares in the market.

4.                                      RESTRICTIONS UPON EXERCISE, RELEASE AND FORFEITURE

4.1                               General

Rules 4 and 5 override the other Rules except where otherwise stated.

4.2                               Restrictions upon exercise and vesting

The Executive may not exercise (or be deemed to exercise) any instalment of the Option or have Shares transferred in respect of the Option:

(i)                                     unless it is a Vested Option; and

(ii)                                  before the applicable Release Date, except where Rule 7 (Leaving employment) or Rule 8 (Change of Control and liquidation) applies.

4.3                               Lapsing of Options

(A)                               If all or any instalment of the Option lapses under any Rule, it (or, as the case may be, the relevant instalment) may not be exercised subsequently under any other Rule other than as referred to in (B).

(B)                               The Executive may release the Option in consideration of the grant of a new option in accordance with Rule 9 (Substitute Options following change of Control) within the time allowed by that Rule, notwithstanding the provisions of Rule 8 (Change of Control and liquidation).

4.4                               Share dealing code

(A)                               Unless the exercise of the Option and the subsequent delivery of Shares in respect of it do not give rise to any dealings which would be prohibited under the UK Listing Authority’s Model Code, no instalment of the Option may be exercised on any day which is in a Close Period. If the last day of any Exercise Period is in a Close Period, the relevant Exercise Period shall be extended so that it ends seven days after the last day of that Close Period.

(B)                           For the purpose of this Rule 4.4, a Close Period means a period when dealings in Shares by the Executive would be prohibited under the Model Code on dealings or under any statute, regulation or similar code to which the Company is subject.

(C)                           For the avoidance of doubt the restriction in (A) will cease as soon as the buying or selling of securities by the Executive would no longer breach the Model Code.

5.                                  ADJUSTMENT AND CLAWBACK OF OPTIONS

5.1                           Adjustment of Options

Prior to the Release Date applicable to any instalment of the Option, the Committee may, in its absolute discretion, determine that the relevant instalment should be adjusted if it decides that:

(i)                                a business decision taken during the period between the Grant Date and the relevant Release Date, by the business unit in which the Executive works at the time of the decision, has resulted in a material breach of any law, regulation, code of practice or other instrument which applies to companies or individuals within the business unit;

(ii)                             there is a materially adverse restatement of the consolidated financial statements of the Group in respect of any Financial Year which (in whole or in part) forms part of the period between the Grant Date and the relevant Release Date; and/or

(iii)                          any matter arises which the Committee believes affects or may affect the reputation of the Company or any member of the Group.

5.2                           Postponement of Release Date

If the Committee is considering whether to use its powers in relation to an instalment of the Option in accordance with Rule 5.1, the Release Date of that instalment shall be postponed until the Committee has made its determination, provided that the Committee shall confirm to the Executive the latest date the Release Date may be postponed to.

5.3                           Adjustment of Options

If the Committee determines that it should use its powers under Rule 5.1, the Committee may determine that any instalment of the Option which has not yet Vested be adjusted, by reducing the number of Shares in respect of that instalment of the Option as the Committee believes to be appropriate (including to zero).  The Shares which may be adjusted may include any Shares which represent any dividends in accordance with Rule 3.2. If the Executive is affected by an adjustment, she will be notified of this in writing as soon as practicable.

5.4                           Clawback

This Rule 5.4 applies in circumstances where at any time before the second anniversary of the Release Date of the relevant instalment of the Option, the Committee determines in its absolute discretion that either (i) there is a materially adverse restatement of the consolidated financial statements of the Group in respect of any Financial Year which (in whole or part) forms part of the period between the Grant Date and the second anniversary of the relevant Release Date or (ii) it becomes apparent that a material breach of a law or regulation took place during that period which resulted in significant harm to the Company or its reputation.

If this Rule 5.4 applies then the Committee may, to the extent that it considers appropriate, taking account of the extent of the Executive’s responsibility for the relevant restatement or breach, determine in its absolute discretion in respect of any instalment of the Option which has Vested that the Executive must repay to the Company by way of clawback an amount in cash up to the net value of the Shares she received on exercise of the relevant instalment of the Option (based on the Company’s share price on that date) after deductions made for tax and employee social security contributions.

Following any such determination the Executive shall make payment of the relevant amount within 28 days of the Executive being given notice of such determination.  If the Executive should fail to make payment within that period then, without prejudice to any other remedies which the Company may have, the Committee may make a reduction of an equivalent amount to (i) any unvested options or awards which the Executive may have under any employee share scheme operated by the Company and/or (ii) any future bonus payment which would otherwise have been payable and/or (iii) any unvested instalment of the Option, and/or (iv) any salary payments or other remuneration which are due or would otherwise have been payable, in each case, to the extent permitted under applicable law.

6.                                  EXERCISE OF OPTION OR RELEASE OF SHARES

6.1                           Exercise of Option

(A)                           The Executive may exercise each vested instalment of the Option during the relevant Exercise Period or at such other times as the Rules permit.  Where any instalment of the Option is exercisable, it may be exercised in whole or in part and from time to time.

(B)                           Each instalment of the Option may be exercised by written notice addressed to the Group HR Director at the Company’s registered office or to such nominee as the Company may designate.  Unless the Company and the Executive agree a later date, the date of exercise of an instalment of the Option will be the date on which the notice of exercise, complete in all material respects, is so received.

(C)                           The exercise price must be paid at the same time as the notice to exercise the Option is given.  Alternatively, the Executive may enter into any arrangement that the Company may approve for the payment of the exercise price in cash, including arrangements for the sale of sufficient Shares to satisfy the exercise price.

(D)                           A Vested Option, if and to the extent not previously exercised, will be deemed to have been exercised on the last day of the applicable Exercise Period or, if earlier, on the dates specified in Rules 7 (Leaving employment) and 8 (Change of Control and liquidation).

6.2                           Release or transfer of Vested Shares

(A)                           Subject to Rule 6.3, within 30 days of the date of exercise (or deemed exercise) of any instalment of the Option, the Company must transfer the Shares to which the Executive is entitled on that exercise (or deemed exercise), or arrange for those Shares to be transferred, to the Executive or to someone else chosen by the Executive.

(B)                           The obligations under (A) are, however, subject to:

(i)                                any necessary consents or approvals as may be required by any competent authority having first been obtained;

(ii)                             the Executive having complied with the terms of the Option; and

(iii)                          if applicable, some of the Shares being sold in accordance with Rule 6.3.

6.3                           Withholding obligations

(A)                           This Rule applies if the Committee considers that any person may have to make a payment to the appropriate authorities on account of the Executive’s liability to tax, duties, social security contributions or other amounts in respect of any of the following:

(a)                            any instalment of the Option becoming exercisable or being exercised;

(b)                            Option Shares becoming Vested Shares; or

(c)                             any other event in connection with the Option.

(B)                           The Executive must either pay that person the amount which it needs to pay (or has paid) the appropriate authorities or agree to other arrangements approved by the Company including, without limitation, as to the sale of sufficient Shares to meet such payment. If she does not do so within such period as is specified by the Company, then she will be deemed to have authorised the disposal of such number of her Option Shares as is necessary to ensure that the net proceeds of sale of those Shares are as nearly as possible equal to the amount due to (or paid to) the appropriate authorities, or as are required to ensure that the Executive complies with her obligations, and the payment of the net proceeds of sale to those authorities.

6.4                           Cash or Share Alternative

(A)                           This Rule applies in either of the following circumstances:

(i)                                if the Company and the Executive agree that it should; or

(ii)                             if the issue or transfer of Shares in respect of the Award (or any instalment of the Option) would be contrary to any laws or regulations or would involve the Company in costs which, in the opinion of the Committee, are disproportionate; or

(iii)                          if the issue or transfer of Shares would result in tax disadvantages for either the Executive or the Company which might be mitigated by the application of this Rule.

(B)                           The Committee may decide that, instead of the Shares to which the Executive would otherwise be entitled, the Executive will be paid the cash alternative by her employing company. The cash alternative will be found using the formula:

(MV x C) - E

where   MV                           is the market value of a Share on such date as the Committee may select falling within a period of 30 days starting with the date the Option is exercised;

C                                   is the number of Vested Shares or, as the case may be, the number of Vested Shares in respect of which the relevant instalment of the Option is exercised or is deemed to have been exercised; and

E                                    is an amount equal to the expenses (as determined by the Company) that would have been incurred in selling on the date on which the market value of a Share is to be determined a number of Shares equal to the number of Vested Shares or, as the case may be, the number of Vested Shares in respect of which the Option is exercised or is deemed to have been exercised.

(C)                           Subject to Rule 6.3, as soon as reasonably practicable after the Committee has made its decision, the Company must pay, or procure that the Executive’s employing company pays, the Executive the cash alternative.

(D)                           The Company may determine that some or all of the amount otherwise payable to the Executive under (B) will instead be satisfied by the issue or transfer to the Executive (or to someone else chosen by her) of Shares. For each such Share, the amount otherwise payable will be reduced by the market value (determined by the Committee in accordance with Rule 6.4(B)) of a Share.

7.                                      LEAVING EMPLOYMENT

7.1                               Leaving employment - general

(A)                               If the Executive’s employment within the Group ends for any reason whatsoever her Option will lapse on the date on which her employment ends (the termination date) unless any of the following provisions of Rule 7 apply.

(B)                               If all of the following conditions are satisfied:

(i)                                     the Executive ceases to be employed within the Group;

(ii)                                  but for this Rule, her Option would lapse (in whole or in part) on the termination date; and

(iii)                               under the laws of the country in which the Executive works or lives or to which she is subject, such lapsing is unlawful or may render the Executive’s employer liable to some disadvantage, the Committee may take such action as it considers appropriate (to the minimum extent necessary to comply with those laws or to ensure that the employer is not liable to that disadvantage) including (without limitation) deciding that the Option will become a Vested Option and that the Executive may exercise her Option.

7.2                               Leaving employment - Vested Options

(A)                               This Rule applies if the Executive’s employment within the Group ends at a time when she holds a Vested Option and her employment ends for any reason other than for Cause or because of her death.

(B)                               The Executive may exercise that Vested Option in accordance with Rule 6.1 (Exercise of Option) during the relevant Exercise Period. On the last day of the Exercise Period, the Vested Option will, if and to the extent not already exercised, be deemed to have been exercised.

7.3                               Leaving employment - Unvested Options

(A)                               This Rule applies if the Executive’s employment within the Group ends at a time when she holds an Unvested Option and her employment ends:

(i)                                     for a Permitted Reason; or

(ii)                                  for any reason other than a Permitted Reason or death or Cause and the Committee, acting fairly and reasonably, decides that this Rule will apply in relation to that Unvested Option.

(B)                               The Executive may retain her Unvested Option and it will continue to vest at the normal date for vesting under Rule 3.1, unless the Committee decide that the Option will vest on the date of cessation of employment.

(C)                               If any instalment of the Option becomes a Vested Option in accordance with this Rule then:

(i)                                     the number of Shares comprised in that instalment will be reduced by the applicable Service Factor, unless the Committee decide that a higher number should vest; and

(ii)                                  Rule 7.2(B) will apply with the necessary changes.

7.4                               Death of the Executive

(A)                               This Rule applies if the Executive dies:

(i)                                     whilst employed within the Group; or

(ii)                                  after having ceased to be employed within the Group but holding the Option (or an instalment of it) which has not lapsed.

(B)                               If the Executive dies holding an Unvested Option then that Option will become a Vested Option at the date of her death but the number of Shares vesting in relation to each instalment of the Unvested Option will be reduced by the applicable Service Factor, unless the Committee decide that a higher number should vest.

(C)                               If the Executive dies holding a Vested Option or an Unvested Option that becomes a Vested Option according to (B), Rule 7.2(B) will apply with the necessary changes as if references to the Release Date were to the date of the Executive’s death or such later date as the Committee may select having regard to the practicalities of the winding up of the Executive’s estate.

8.                                      CHANGE OF CONTROL AND LIQUIDATION

8.1                               Exercise of Options or release of Shares

(A)                               This Rule applies in any of the following circumstances:

(i)                                     if any person (either alone or together with any person acting in concert with him) obtains Control of the Company or, already having Control of the Company, makes a general offer to acquire all of the Shares other than those which are already owned by him and/or any person acting in concert with him;

(ii)                                  if the court approves a compromise or arrangement between the Company and its members under section 899 (Court sanction for compromise or arrangement) of the CA 2006; or

(iii)                               if a resolution is passed for the winding-up, or an order is made for the compulsory winding-up, of the Company;

and the date on which any of these events happens is called for the purposes of Rule 8 the relevant date.

(B)                               If the Executive has an instalment of the Option that is Unvested, the instalment will become Vested. The number of Shares in respect of which that instalment of the Option will become Vested will be reduced by the applicable Service Factor unless the Committee decide that it should become Vested in respect of a greater number of Shares.

(C)                               If the Executive has an instalment of the Option that is Vested or becomes Vested according to this Rule, then she may exercise it in accordance with Rule 6.1 (Exercise of Option) during the appropriate period (see (E)); on the last day of that period, the relevant instalment of the Option will, if and to the extent not already exercised, be deemed to have been exercised.

(D)                               Where the Executive exercises (or is deemed to exercise) her Option in accordance with this Rule in a case falling within (A)(iii), she will be entitled to share in the Company’s assets in the same way as she would have been entitled to had the Shares been registered in her name before the resolution was passed or the order was made.

(E)                                The appropriate period is:

(i)                                     in a case falling within (A)(i), the period of one month starting on the relevant date;

(ii)                                  in a case falling within (A)(ii), such period as the Committee may decide starting not earlier than the date on which the compromise or arrangement is sanctioned by the court and ending not later than one month after the date on which it becomes effective; and

(iii)                               in a case falling within (A)(iii), the period of one month starting on the relevant date.

8.2                               Lapsing of Options

Unless it is exchanged (whether before or after the date on which it would otherwise lapse) for a new option under Rule 9 (Substitute Options following change of Control), the Executive’s Option will lapse if and to the extent that it does not become a Vested Option in accordance with Rule 8.1(B).

8.3                               Overriding provision

(A)                               This Rule applies if all of the following conditions are met:

(i)                                     the events referred to in Rule 8 are part of an arrangement which will mean that the Company will be under the Control of another company;

(ii)                                  the persons who owned Shares in the Company immediately before the Change of Control will immediately afterwards own more than 75% of the shares in that other company; and

(iii)                               the Executive is to be offered a substitute option under Rule 9 (Substitute Options following change of Control).

(B)                               Notwithstanding the earlier provisions of this Rule 8, the Committee may decide that any Unvested instalment of the Option will not become Vested.

9.                                      SUBSTITUTE OPTIONS FOLLOWING CHANGE OF CONTROL

9.1                               Application of Rule 9

Rule 9 applies if a company (the acquiring company):

(i)                                     obtains Control of the Company as a result of making a general offer to buy the whole of the issued share capital of the Company which is made on a condition which, if met, will give the acquiring company Control of the Company; or

(ii)                                  obtains Control of the Company as a result of making a general offer to buy all the Shares; or

(iii)                               obtains Control of the Company as a result of a compromise or arrangement approved by the court under section 899 (Court sanction for compromise or arrangement) of the CA 2006; or

(iv)                              becomes bound or entitled to acquire shares in the Company under Chapter 3 (“Squeeze-out” and “sell-out”) of the CA 2006.

The acquiring company’s offer under (i) or (ii) need not extend to shares which are already owned by it, its Holding Company or by its Subsidiaries or those of its Holding Company.

9.2                               Release of Options

With the agreement of the acquiring company, the Executive may release her Option (the old Option) in return for the grant to her of another option (the new Option) over shares in the acquiring company or some other company.

9.3                               Deemed release

If the Executive’s old Option is Unvested (in whole or in part), the Committee may determine that the Executive will be deemed to have agreed to the release of her old

Option (or the relevant instalment of it) in return for the grant of a new Option under Rule 9.

9.4                               Consequences of release

If the Executive is granted a new Option under Rule 9:

(i)                                   the new Option will vest or be exercisable in the same way as the old Option;

(ii)                                the new Option will be subject to the provisions of the Plan as they have effect in relation to the old Option immediately before its release;

(iii)                             the Rules will apply to the new Option as if references to Shares were references to the shares in respect of which the new Option is granted;

(iv)                            the Rules will apply to the new Option as if references to the Company (including any such references as occur in expressions which are defined in Rule 1.1 (Definitions) and are used in those Rules) were references to the company in respect of whose shares the new Option is granted; and

(v)                               the Rules will apply with such adjustments as the Committee may decide.

10.                               VARIATION OF CAPITAL

10.1                        Application of Rule 10

Rule 10 applies if there is a variation in the share capital of the Company or in such other circumstances as the Committee considers appropriate.

10.2                        Adjustment of Options

The Committee may adjust the Option (or any instalment of it) in any way that it thinks appropriate. The Committee’s decision will be final.

10.3                        Notification of adjustment

The Company must tell the Executive of any adjustment to the Option as soon as possible after the Committee’s decision.

11.                               GENERAL

11.1                        Non-transferability of Options

The Option is personal to the Executive and her personal representatives. It will lapse immediately if:

(i)                                   the Executive transfers it or creates any interest in it in favour of any third party; or

(ii)                                a bankruptcy order is made in respect of her or any similar event occurs under the laws of any country other than England.

11.2                        Relationship to contract of employment

(A)                              Participation in the Plan is a matter entirely separate from, and does not affect, the Executive’s terms of employment. If the Executive ceases to be entitled to exercise the Option or to receive Shares because her employment ends (whether fairly, unfairly, lawfully, unlawfully or wrongfully) or for any other reason, she will not be entitled to any compensation by reference to the rights granted to, or the benefits capable of being received by, her under the Plan or for the loss of such rights or benefits.

(B)                              Participation in the Plan does not affect the Executive’s rights (whether beneficially or adversely) under any pension scheme which relates to her employment. In particular (but without limitation), the contributions payable to such a pension scheme by her employer, and the benefits provided to or in respect of the Executive under the pension scheme, are not to be increased as a result of the Executive’s participation in the Plan or the benefits received by her under the Plan. By accepting the Option, the Executive agrees to these terms.

11.3                        Notices and circulars to shareholders

The Company need not give the Executive copies of any documents sent by the Company to its shareholders. However, the Company must give the Executive written notice of any events which entitle her to exercise her Option under Rule 8 (Change of Control and liquidation).

11.4                        Costs

The Company must pay the costs of preparing and running the Plan.

11.5                        Notices to the Executive

(A)                              Any notice or document to the Executive may be given either personally or through the internal post or by sending it by ordinary post, e-mail or facsimile or by other electronic means (including the internet and the intranet) to the address or number given by her.

(B)                              Where a notice or document is sent to the Executive by ordinary post, it will be treated as being received 72 hours after it was put into the post properly addressed and stamped. In all other cases, the notice or document will be treated as received when it is given.

11.6                        Notices to the Company

(A)                              A notice or document to the Company must be given by such means as the Committee may from time to time decide. Such means may include, but are not limited to, delivering it personally or through the internal post to the recipient’s registered office or principal place of business or by sending it by facsimile or e-mail or other electronic means (including the internet and the intranet).

(B)                              Unless otherwise agreed by the Company, a notice or document will only be effective once it is received by the recipient.

12.                               CHANGING AND ENDING THE PLAN

12.1                        Power of change - general

Subject to the limitation in Rule 12.2, the Committee may change the Plan in any way.

12.2                        Power of change - limitations

Subject to the exceptions in Rule 12.3, no change may be made which would affect adversely any of the subsisting rights of the Executive except either with her written consent.

12.3                        Power of change - exceptions

The Committee may:

(i)                                     change the Plan to take account of any changes to any relevant law;

(ii)                                  change the Plan to get or keep favourable tax, exchange control or regulatory treatment for the Executive or any member of the Group;

(iii)                               make minor changes to the Plan to ease its administration or to correct clerical errors; and

(iv)                              make changes to the Plan to allow it to operate effectively in other jurisdictions.

12.4                        Notification of changes

The Company must tell the Executive about any change which affects her rights.